EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 14, 2003 relating to the financial statements and financial statement schedules, which appear in Internap Network Services Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

December 24, 2003